Exhibit 10.1

GENTHERM	Technology to the next degreeTM

June 12, 2023

Helen Xu

45 Huangyang Road

Building E - 501

Shanghai

200220

China

Dear Helen,

The purpose of this letter is to confirm the updated terms of your "local plus benefit" package as a Gentherm, Inc., employee on assignment at Gentherm Technology (Shanghai) co LTD. These terms were originally outlined in your offer letter, dated August 5, 2019. The other provisions outlined in the offer letter remain in place and unchanged.

This letter is not intended to be a contract or a promise of employment for a fixed term. This letter only summarizes the essential provisions of your assignment and verifies your understanding of the provisions detailed in this letter. Your assignment is conditional upon your acceptance of the terms and conditions outlined in this letter.

GLOBAL MOBILITY ASSIGNMENT BENEFITS SUMMARY

Assignee Name:	Helen Xu
Family Size:	Four (Employee, Spouse, Children)
Assignment Type:	International Assignment, Executive, Home-based Pay

Home Country Details
Base Pay Policy	Remain on home country pay programs
Tax and Social Security:	Tax equalized to the US (see appendix for policy details)
Benefits:	Home country benefit policies

Host Country Support
Host Country

The Company will cover 100% of housing and utilities expenses throughout the duration of the assignment (December 2024). Where possible, the costs will be direct billed to the Company, or submitted for reimbursement

Housing/Utility
Allowance:

21680 Haggerty Road Northville, Ml 48167 | 1.248.504.0500

Technology to the next degreeTM

Children's Education:

The Company will cover 100% of the education fees for eligible dependent children on assignment. This includes expenses related to school issued tuition and fees. Other expenses, including books and supplies, are not included. Where possible, the costs will be direct billed to the Company, or submitted for reimbursement.

Host Country Transportation:	Car and driver for 7 days per week through assignment end date. During this period any home country car benefit will temporarily be suspended until assignment is completed.
Home Visits:

One (1) home visit per year for the remaining of assignment (2023 and 2024); includes business-class airfare to Home country and rental car for up to seven (7) days. Where possible, the costs will be direct billed to the Company, or submitted for reimbursement

Tax Preparation:	Tax preparation while on assignment and the years following assignment due to trailing tax obligations, as determined by the Company's tax services provider

End of Assignment Support
Household Goods Transport:

Includes packing, loading, transport, and delivery of Household goods (arranged by relocation provider).

Air Shipment - 220 lbs (100 kg volumetric net) max per adult; Sea Shipment - max 50 m3 (65.40 cubic yards)

Travel between Home and Host Country:	Airfare, meals and lodging at the end of assignment.
Car Rental (Repatriation):	Up to 30 days of car rental while employee acquires new car. Extension available if employee is, through no fault of their own, unable to acquire a new vehicle within the initial 30 days.

The assignment related allowances and services outlined above are subject to change throughout the course of the assignment. Assignment related allowances will end in the payroll following repatriation, or December 31 , 2024 unless a mutually agreed extension of this agreement is documented.

ACCEPTANCE

I have read and fully understand and accept the terms and conditions of the assignment as outlined in this letter

Employee:	/s/ Helen Xu	Date:	AUG 17, 2023
Helen Xu

HR Representative:	/s/ Barb Runyon	Date:	Aug 21, 2023
Barb Runyon

Technology to the next degreeTM

APPENDIX: TAX ASSISTANCE

You will be responsible for complying with any and all applicable income tax regulations in your home and host country and in any other countries where you are required to pay taxes. During this assignment, required income tax returns will be prepared by the Company's designated tax services provider at the Company's expense. Representatives of the Company's dedicated tax services provider will conduct meetings with you to ensure your familiarity with your home and host country's tax requirements as well as your responsibilities in the tax filing process.

At the end of each calendar year during the life of this assignment, the Company's tax services provider will compute the amount of aggregate income tax you are required to pay as a result of employment with the Company (the "Actual Tax Obligation") and compare that amount to the aggregate income taxes you would have been required to pay as a result of your employment with the Company assuming you had worked at the Home location and lived in your primary residence in the United States (the "Theoretical Tax Obligation). To the extent the Actual Tax Obligation exceeds the Theoretical Tax Obligation, you will receive a payment from the company in an amount so that you will have paid no more income taxes on your earnings based on the Theoretical Tax Obligation.

The following assignment-related amounts payable under this agreement are intended to be provided on a tax-free basis and so their tax effect will be removed from the computations of the Actual Tax Obligation and the Theoretical Tax Obligation: housing and utilities, transportation, host country transportation, miscellaneous allowance, cost of tax preparation/administration, and host country medical coverage. Instead the Company will separately make "tax gross-up" payments at least annually in order to achieve the stated intent on the assignment-related payments and benefits. For clarity, the following amounts (and any other amounts not expressly listed above that directly relate to the assignment) are excluded from the tax gross-up described above: annual base salary, bonuses, long-term compensation, discretionary bonuses, all home country health and welfare benefits not tied to the assignment, home country vehicle lease and/or allowance, and any employment-related benefits that are not directly related to the assignment.

The company shall be entitled to withhold, from any cash payments under this agreement, such federal, state, local or foreign taxes as required based on applicable local law or regulation. In return, the Company shall remit all such taxes withheld to the appropriate government body in a timely manner.

If your employment terminates for any reason during the assignment, the tax equalization will end as of the last date of the employment. Theoretical U.S. tax will be calculated as if you returned to your home country on the last date of employment.